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 FORM 3
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
                    U.S. SECURITIES AND EXCHANGE COMMISSION                                 ------------------------------
                             WASHINGTON, DC 20549                                                    OMB APPROVAL
                                                                                            ------------------------------
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                          OMB Number:
                                                                                             Expires:
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,                  Estimated average burden
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)             hours per response.......0.5
                     of the Investment Company Act of 1940                                  ------------------------------
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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
        BRITANNIA HOLDINGS LIMITED            Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)               ROYAL SILVER MINES, INC.           (Month/Day/Year)
     (Last)     (First)     (Middle)              MARCH 24, 1997             (OTCBB SYMBOL: RSMI)
         KINGS HOUSE, THE GRANGE           ----------------------------  ----------------------------------  -----------------------
----------------------------------------   3. IRS or Social Security     5. Relationship of Reporting        7. Individual or Joint/
             (Street)                         Number of Reporting             Person to Issuer                  Group Filing (Check
ST. PETER PORT, GUERNSEY, GY1 2QJ, C.I.       Person (Voluntary)            (Check all applicable)              applicable line)
----------------------------------------                                       Director     X    10% Owner          Form filed by
      (City)      (State)      (Zip)       ----------------------------  -----            -----              -----  One Reporting
                                                                               Officer           Other              Person
                                                                         ----- (give      -----  (specify           Form filed by
                                                                               title below)      below)      -----  More than One
                                                                                                                    Reporting Person
                                                                         ----------------------------------

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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instruction 4)                              Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instruction 4)                 Indirect (I)               Ownership
                                                                                 (Instruction 5)            (Instruction 5)
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  COMMON STOCK                                       2,135,000                        D
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*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                               (Print or Type Responses)
                                                                                                                              Page 1
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Stock Purchase Warrants
 (right to buy)                 01/31/97   01/30/99     Common Stock     200,000       $1.25           D
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Stock Purchase Warrants
 (right to buy)                 02/14/97   02/14/99     Common Stock     335,000       $1.25           D
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Stock Purchase Warrants
 (right to buy)                 03/24/97   03/24/99     Common Stock   1,600,000       $1.25           D
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Explanation of Responses:
                                                                                BRITTANIA HOLDINGS LIMITED

                                                                               +By /s/Patrick Adrian Blin           August 4, 1997
**Intentional misstatements or omissions of facts constitute Federal Criminal      -----------------------------  ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note. File three copies of this form, one of which must be manually signed.    +Patrick Adrian Blin, Director              Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                                      (8/96)

                                                     (Print or Type Responses)
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